Form 10-Q
Exhibit 10.02

SILICON IMAGE, INC.

EMPLOYEE BONUS PLAN FOR FISCAL YEAR 2012

1.	Purpose

The purpose of this Bonus Plan (this “Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to meet and exceed the Company’s and their personal annual performance goals.

2.	Eligibility

Executives and Non-Executives of the Company (collectively, “Participants” and each a “Participant”) selected by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall be eligible to participate in this Plan; provided however, that, except as expressly provided by the Committee, neither Executives and Non-Executives who are entitled to participate in any Company Business Development- or Sales-incentive plan nor employees who begin their employment with the Company on or after October 1, 2012 are eligible to participate in this Plan.  Participation in this Plan is at the sole discretion of the Committee.

3.	Administration

a.      This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.

b.      Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate the Participants eligible to participate in this Plan, each Participant’s target bonus under this Plan (“Bonus”), the actual amount (if any) of each Bonus paid under this Plan (which amounts may be less than, equal to or greater than a Participant’s target Bonus), the date when any performance goals are measured, and the date when Bonuses (if any) will be paid.

c.      The Committee shall have all complete and exclusive discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.

4.	Bonus Pool Establishment and Allocation

Subject to the terms and conditions of this Plan, the Company will establish cash Bonus pools for Executive and Non-Executive participants if (i) the Company’s actual revenue for the full fiscal year 2012 equals or exceeds 90% of the planned revenue (“Plan Revenue”) for such period established in the 2012 Annual Operating Plan approved by the Board (“2012 Annual Operating Plan”) and (ii) the Company’s operating income determined in accordance with generally accepted accounting principles less stock-based compensation expense, amortization of intangible assets, restructuring charges, including but not limited to, write-offs of investment and/or related intangibles, headcount reductions, equipment and/or facility abandonment, or other one-time related restructuring items, non-recurring one-time charges associated with acquisitions or related investments and such other extraordinary items as may be determined by the Committee (“Non-GAAP Operating Income”) for the full fiscal year 2012 equals or exceeds 90% of the planned Non-GAAP Operating Income established in the 2012 Annual Operating Plan (the “Plan Non-GAAP Operating Income”).  The amounts of each cash Bonus pool will be a function of the extent to which the Company’s actual revenue equals or exceeds 90% of the Plan Revenue and the Company’s Non-GAAP Operating Income equals or exceeds 90% of the Plan Non-GAAP Operating Income.

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1 “Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.
2 “Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

The Bonus pools will not be funded if the Company’s actual revenue and Non-GAAP Operating Income is less than 90% of Plan Revenue and Plan Non-GAAP Operating Income.  If the Company achieves 90% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $2,700,000.  If the Company achieves 100% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $5,400,000.  And, if the Company achieves 110% of the Plan Revenue and Plan Non-GAAP Operating Income, the cash Bonus pools will be funded in an aggregate amount equal to $6,750,000.    If the Company achieves 110% of the Plan Revenue, and Non-GAAP Operating Income is at or above 15% of the Company’s 2012 actual revenue, then the cash Bonus pools will be funded in an aggregate amount of $9,000,000, which is the maximum funding under the 2012 Bonus Plan.   In the event that the Company’s performance with respect to actual revenue and Non-GAAP Operating Income falls in between the targets established in the 2012 Bonus Plan, the actual Bonus amounts will be calculated pro rata on a straight line basis.

The actual Bonuses that may be paid to each Participant will be based on the Participant’s target Bonus, which is equal to a percentage of base compensation.  The amount of a participant’s Bonus will be based on the Company’s actual revenue and Non-GAAP Operating Income as described above and the participant’s individual performance in 2012.  The Committee has complete and exclusive discretion and authority to determine the amount of each Participant’s target Bonus and the actual amount payable to each Participant and may amend or terminate the 2012 Bonus Plan at any time.  The amounts of Bonuses, if any, allocable to individual Executives will be determined by the Committee in its sole discretion. The amounts of Bonuses, if any, allocable to individual Non-Executives will be determined by the Company’s management. The amounts of individual Bonuses may be less than, equal to or greater than the participant’s target Bonus.

5.     Payment

Bonuses under this Plan, if any, will be distributed as soon as reasonably practicable following (i) public disclosure of the Company’s financial results for Fiscal Year 2012 in its annual report on Form 10-K filed with the Securities and Exchange Commission and (ii) any determination of the amounts of the Bonus pool applicable to Participants.  Participants must be employed by the Company as active employees at the time of computation and distribution in order to be eligible to receive payment of Bonuses, if any, unless otherwise determined by the Compensation Committee.  Participants who begin their employment with the Company after January 1, 2012 but prior to October 1, 2012 shall be eligible to receive payment of a pro-rated Bonus (based on the full days of such Participant’s employment).  Participants who begin their employment on or after October 1, 2012 shall not be eligible to receive payment of a Bonus.  In addition, Participants must complete all mandatory training(s) within the time noted in the notice to employees to be eligible to receive payment of a Bonus.  The Committee may impose additional eligibility requirements on payment of any Bonuses in its sole discretion.  It is the objective of the Committee that the entire calculated pool be distributed to eligible Participants.

6.	General Provisions

a.      No Prior Funding

No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment.  The obligation to pay Bonuses shall at all times be an unfunded and unsecured obligation of the Company, and the Company shall not be required to incur indebtedness to fund any Bonus pool unless otherwise directed to do so by the Committee.  Participants shall have the status of general creditors.  This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

b.      No Obligation to Employ

Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual.  Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause.  This Plan is not intended to and does not create any legal rights for any employee.

c.      Amendment or Termination of Plan

This Plan may be amended or terminated by the Board or the Committee at any time prior to funding or payment of Bonuses hereunder.

d.      Headings

The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

e.      Withholding of Taxes

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.

f.      Choice of Law

All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California.  Any Bonus will not be effective unless such Bonus is made in compliance with all applicable laws, rules and regulations.